EXHIBIT (j)(3)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 74 to the Registration Statement (1933 Act File No. 2-90946) on Form N-1A of Eaton Vance Mutual Funds Trust of our report dated February 2, 2001 of the Eaton Vance Municipal Bond Fund (the "Fund") included in the December 31, 2000 Annual Report to Shareholders of the Fund.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information of the Registration Statement.


                                /s/ Deloitte & Touche LLP
                                DELOITTE & TOUCHE LLP

April 24, 2001
Boston, Massachusetts